UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

NEXXUS LIGHTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEXXUS LIGHTING, INC.

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina 28262

April 29, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Nexxus Lighting, Inc. The Annual Meeting will be held at 125 Floyd Smith Drive, Suite 105, Charlotte, North Carolina 28262, on Thursday, the 22nd day of May, 2008, at 9:30 a.m. Eastern Time, and thereafter as it may from time to time be adjourned.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you may do so.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael A. Bauer President and Chief Executive Officer

NEXXUS LIGHTING, INC.

NOTICE OF

2008 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

Date:	May 22, 2008
Time:	9:30 a.m.
Place:	125 Floyd Smith Drive, Suite 105 Charlotte, North Carolina 28262

Dear Stockholders:

At our Annual Meeting, we will ask you to:

•	Elect seven directors to the Board of Directors;

•	Ratify the appointment of Cross, Fernandez & Riley, LLP as our independent registered public accountants for the fiscal year ending December 31, 2008; and

•	Transact any other business that may properly be presented at the Annual Meeting.

RECORD DATE

If you were a stockholder of record at the close of business on April 25, 2008, you are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available during business hours for ten (10) days prior to the Annual Meeting at our offices at 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262, for examination by any stockholder for any purpose germane to the meeting.

PROOF OF OWNERSHIP

Attendance at the Annual Meeting will be limited to stockholders of record or their authorized representative by proxy. If your shares are held through an intermediary, such as a bank or broker, you must present proof of your ownership of Nexxus Lighting shares at the Annual Meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement, which confirms your beneficial ownership of Nexxus Lighting shares.

By order of the Board of Directors,

Michael A. Bauer President and Chief Executive Officer
April 29, 2008

PROXY STATEMENT FOR THE

NEXXUS LIGHTING, INC.

2008 ANNUAL MEETING OF STOCKHOLDERS

Information About The Annual Meeting and Voting

Why Did You Send Me this Proxy Statement?

The Board of Directors of Nexxus Lighting, Inc. sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting of Stockholders, and the enclosed proxy card on or about April 29, 2008 to all stockholders entitled to vote. Stockholders who owned Nexxus Lighting common stock at the close of business on April 25, 2008 are entitled to vote. Effective April 25, 2008, there were 7,590,979 shares of common stock outstanding. Common stock is our only outstanding class of voting stock. In this Proxy Statement, unless the context otherwise requires, “Nexxus Lighting,” “we,” “our,” “us,” the “Company” and similar expressions refer to Nexxus Lighting, Inc., a Delaware corporation. Effective April 11, 2007, we changed our name from “Super Vision International, Inc.” to “Nexxus Lighting, Inc.”

We are also sending along with this Proxy Statement, the Company’s Annual Report on Form 10-KSB for the Year Ended December 31, 2007, which includes our Financial Statements. The Annual Report on Form 10-KSB is not to be regarded as proxy solicitation material.

How Many Votes Do I Have?

Each share of common stock that you own entitles you to one vote for each matter to be acted upon at the Annual Meeting. The proxy card enclosed herewith indicates the number of Nexxus Lighting shares of common stock that you own.

How Do I Vote by Proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors, as follows:

•	“FOR” the election of all seven nominees for director; and

•	“FOR” ratifying the appointment of Cross, Fernandez & Riley, LLP as our independent auditors for fiscal year 2008.

If any other matter is properly presented at the Annual Meeting, your proxy will vote in accordance with the proxy’s best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

•	You may send in another proxy with a later date;

•	You may notify Nexxus Lighting’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 25, 2008, the record date for voting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Seven Directors	The seven nominees for director who receive the most votes (a “plurality” as required by Delaware law) will be elected. So, if you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. A broker non-vote (i.e., when a broker does not have authority to vote on a specific issue) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

Proposal 2: Ratify Appointment of Auditors	The affirmative vote of a majority of the total votes cast by the holders of shares present in person or by proxy at the Annual Meeting, and entitled to vote at the Annual Meeting, is required to ratify the appointment of the independent auditors.

Quorum; The Effect of Broker Non-Votes and Abstentions	A majority of the votes of the outstanding shares of common stock represented in person or by proxy will constitute a quorum. Your broker is not entitled to vote on a proposal unless it receives instructions from you. Even if your broker does not vote your shares on a proposal, such broker non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (i) abstain from voting on a particular matter, or (ii) are broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast in person or by proxy on a matter.

Is Voting Confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by Nexxus Lighting. That information is available for examination only by the inspectors of election who are employees appointed to tabulate the votes. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What Are the Costs of Soliciting the Proxies?

Nexxus Lighting pays the cost of preparing, assembling and mailing this proxy soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone, electronically or by facsimile by Nexxus Lighting officers and employees without additional compensation. Nexxus Lighting pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Information About Nexxus Lighting, Inc. Common Stock Ownership

How Much Stock is Owned By Directors, Executive Officers and At Least 5% Stockholders?

The following table shows, as of April 25, 2008, (a) all persons we know to be “beneficial owners” of more than five percent of the outstanding common stock of Nexxus Lighting, and (b) the common stock owned beneficially by Nexxus Lighting directors and named executive officers and all executive officers and directors as a group. Each person has sole voting and sole investment power with respect to the shares shown, except as noted.

	Shares Beneficially Owned(2)
Beneficial Owner (1)	Number of Shares	Percent Ownership
Brett M. Kingstone(3)	965,967	12.1%
Kingstone Family Ltd Partnership II(4)	965,967	12.1%
Edgar Protiva(5)	34,498	*
Brian McCann(6)	38,000	*
Anthony Nicolosi(6)	26,000	*
Fritz Zeck(6)	28,000	*
Anthony T. Castor (6)	23,600	*
Michael Bauer (7)	153,040	2.0%
John Oakley(8)	3,333	*
Paul Streitz	260,000	3.4%
Tebo Partners II, LLC, Tebo Capital, LLC and Todd A. Tumbleson(9)	742,307	9.2%
Potomac Capital Management LLC(10)	423,328	5.5%
Potomac Capital Management Inc.(11)	672,406	8.6%
Paul J. Solit(12)	1,098,801	13.7%
Gregory H. Ekizian as Trustee for the Gregory H. Ekizian Revocable Trust(13)	392,376	5.1%
Kyle Krueger and Anne Krueger (Joint Tenants by the Entirety) dba Bayshore(14)	445,847	5.7%
Michael J. Brown(15)	470,852	6.0%
Orion Capital Investments, LLC(16)	645,601	8.2%
J. Shawn Chalmers Revocable Trust UAD 8/13/96(17)	645,601	8.2%
Robert K. Green Trust under Restated Trust Agreement Dated August 7, 2002(18)	392,376	5.1%
James H. McCroy(19)	392,376	5.1%
Bicknell Family Holding Company, LLC, Bicknell Family Management Company, LLC; Bicknell Family Management Company Trust; Mariner Wealth Advisors LLC and Martin C. Bicknell (20)	784,752	9.9%
All executive officers and directors as a group (9 persons)(21)	1,531,105	18.6%

*	Represents a percentage of beneficial ownership that is less than 1%.

(1)	Unless otherwise stated, the address for all persons listed above is Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.
(2)

“Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. For example, you “beneficially” own Nexxus Lighting common stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote the stock, or to sell it, or if you have the right to acquire it within 60 days. The percent of shares beneficially owned as of April 25, 2008 was calculated based upon 7,590,979 outstanding shares of common stock.

(3)

This amount includes the following shares owned by the Kingstone Family Limited Partnership II, which Mr. Kingstone controls and is the general partner: (i) 600,280 shares of common stock; and (ii) 289,187 shares of common stock that may be acquired upon the exercise of warrants that were exercisable as of (or will become exercisable within 60 days after) April 25, 2008. In addition, this amount includes 76,500 shares of common stock which may be acquired by Mr. Kingstone upon the exercise of options granted pursuant to the Company’s stock option plans that were exercisable as of (or that will become exercisable within 60 days after) April 25, 2008.

(4)

The Kingstone Family Limited Partnership II (“KFLPII”) was formed in 1998 by Mr. Kingstone, and he is the general partner. This amount includes the following shares owned by the KFLPII, which Mr. Kingstone controls: (i) 600,280 shares of common stock; and (ii) 289,187 shares of common stock that may be acquired upon the exercise of warrants that were exercisable as of (or will become exercisable within 60 days after) April 25, 2008. In addition, this amount includes 76,500 shares of common stock which may be acquired by Mr. Kingstone upon the exercise of options granted pursuant to the Company’s stock option plans that were exercisable as of (or that will become exercisable within 60 days after) April 25, 2008.

(5)

This amount includes 1,498 shares of common stock. The balance of 33,000 shares of common stock may be acquired upon the exercise of options granted for serving as a director of the Company that were exercisable as of April 25, 2008, or that will become exercisable within 60 days after April 25, 2008.

(6)

All of these shares consist of common stock that may be acquired upon the exercise of options granted for serving as a director of the Company that were exercisable as of April 25, 2008, or that will become exercisable within 60 days after April 25, 2008.

(7)

This amount includes 5,900 shares of common stock. The balance of 147,140 shares of common stock may be acquired upon the exercise of options that were exercisable as of April 25, 2008, or that will become exercisable within 60 days after April 25, 2008.

(8)

All of these shares consist of common stock that may be acquired upon the exercise of options that were exercisable as of April 25, 2008, or will become exercisable within 60 days after April 25, 2008.

(9)

This amount includes 116,032 shares of common stock and 60,538 shares issuable upon exercise of warrants directly owned by the Todd A. Tumbleson IRA (“Tumbleson IRA”) and 11,861 shares of common stock and 6,188 shares issuable upon exercise of warrants directly owned by the Tebo Capital, LLC SEP IRA (“Tebo IRA”). Todd A. Tumbleson is the beneficial owner of the securities owned by the Tumbleson IRA and the Tebo IRA. In addition, this amount includes 300,000 shares issuable upon exercise of warrants owned directly by Todd A. Tumbleson and 100,000 shares issuable upon the exercise of warrants owned by Tebo Capital, LLC. Based on a Schedule 13D filed with the Securities and Exchange Commission (“SEC”) by Tebo Partners II, LLC (“Tebo Partners”), Tebo Capital, LLC (“Tebo Capital”) and Todd A. Tumbleson, as amended by Amendment No. 1 to Schedule 13D filed with the SEC on December 14, 2006, and Amendment No. 2 to Schedule 13D filed with the SEC on October 29, 2007,

Tebo Capital is the sole manager of Tebo Partners and Todd A. Tumbleson is the sole member of Tebo Capital. By virtue of his control over Tebo Capital and Tebo Partners, Todd A. Tumbleson may be deemed to beneficially own all of the 67,554 shares of common stock directly owned by Tebo Partners. Mr. Tumbleson also owns an additional 80,134 shares of common stock, jointly with his wife. The address of Tebo Partners, Tebo Capital, and Todd A. Tumbleson is 12516 Alhambra, Leawood, Kansas 66209.

(10)

Includes 250,000 shares of common stock and warrants to purchase 173,328 shares of common stock. Based on a Schedule 13G/A filed by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit with the SEC on April 1, 2008, these shares were acquired by Potomac Capital Partners LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP. Potomac Capital Management LLC is the general partner of Potomac Capital Partners LP. Paul J. Solit is the natural person with voting and investment control over these shares. The address of Potomac Capital Management LLC is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(11)

Includes 405,823 shares of common stock and warrants to purchase 266,583 shares of common stock. Based on a Schedule 13G/A filed by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit with the SEC on April 1, 2008, these shares were acquired by Potomac Capital Partners LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP. Potomac Capital Management Inc. is the investment manager of Potomac Capital International Ltd. Paul J. Solit is the natural person with voting and investment control over these shares. The address of Potomac Capital Management Inc. is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(12)

Includes 658,890 shares of common stock and warrants to purchase 439,911 shares of common stock. Based on a Schedule 13G/A filed by Potomac Capital Management LLC, Potomac Capital Management Inc. and Paul J. Solit with the SEC on April 1, 2008, these shares were acquired by Potomac Capital Partners LP, Potomac Capital International Ltd. and Pleiades Investment Partners-R, LP. Paul J. Solit is the natural person with voting and investment control over these shares. The address of Paul J. Solit is 825 Third Avenue, 33rd Floor, New York, New York 10022.

(13)

Includes 134,529 shares of common stock issuable upon exercise of warrants. Gregory H. Ekizian is the natural person with voting and investment control over these shares. The address of Gregory H. Ekizian as Trustee for the Gregory H. Ekizian Revocable Trust is 2502 Rocky Point Drive, Suite 500, Tampa, Florida 33607.

(14)

Includes 134,529 shares of common stock issuable upon exercise of warrants. The address of Kyle Krueger and Anne Krueger (Joint Tenants by the Entirety) dba Bayshore is P.O. Box 7824, St. Petersburg, Florida 33703.

(15)	Includes 161,435 shares of common stock issuable upon exercise of warrants. The address of Michael J. Brown is 4601 College Boulevard, Suite 300, Leawood, Kansas 66211.
(16)

Includes 134,529 shares of common stock issuable upon exercise of warrants. Also includes 67,265 shares of common stock issuable upon exercise of warrants owned by the J. Shawn Chalmers Revocable Trust UAD 8/13/96. J. Shawn Chalmers is the natural person with voting and investment power over these shares. The address of Orion Capital Investments, LLC is 705 S. 10th Street, Suite 109, Blue Springs, Missouri 64015, c/o Shawn Chalmers.

(17)

Includes 134,529 shares of common stock issuable upon exercise of warrants owned by Orion Capital Investments, LLC. Also includes 67,265 shares of common stock issuable upon exercise of warrants. J. Shawn Chalmers is the natural person with voting and investment power over these shares. The address of the J. Shawn Chalmers Revocable Trust UAD 8/13/96 is 705 S. 10th Street, Suite 109, Blue Springs, Missouri 64015.

(18)

Includes 134,529 shares of common stock issuable upon exercise of warrants. The address of Robert K. Green Trust under Restated Trust Agreement Dated August 7, 2002 is P.O. Box 30386, Kansas City, Missouri 64112.

(19)	Includes 134,529 shares of common stock issuable upon exercise of warrants. The address of James H. McCroy is 10975 E. Saguaro Canyon, Scottsdale, Arizona 85255.
(20)	Includes 515,694 shares of common stock and 269,058 shares of common stock issuable upon exercise of warrants. Based on a Schedule 13G filed with the SEC on February 14, 2008, amending Schedule 13D filed by O. Gene Bicknell and Martin C. Bicknell on January 17, 2007, as of December 31, 2007, O. Gene Bicknell is no longer the beneficial owner of common stock of the Company and Bicknell Family Holding Company, LLC, Bicknell Family Management Company, LLC, Bicknell Family Management Company Trust, and Mariner Wealth Advisors, LLC are, along with Martin C. Bicknell, acting as a “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended with respect to the beneficial ownership of such shares. The address of Martin C. Bicknell is 7400 College Boulevard, Suite 205, Overland Park, Kansas 66210.

(21)

This amount includes shares that may be acquired upon exercise of options and warrants held by directors and executive officers that were exercisable as of April 25, 2008, or that will become exercisable within 60 days after April 25, 2008.

Information about Directors and Executive Officers

Our Board of Directors

Our Board of Directors oversees the business and affairs of Nexxus Lighting and monitors the performance of management. The directors keep themselves informed through discussions with our president and chief executive officer, other key executives and our principal external advisors (legal counsel, independent auditors and other consultants), by reading reports and other materials that we send to them and by participating in Board and committee meetings. The Company has determined that all directors, other than Mr. Kingstone and Mr. Bauer, are independent under NASDAQ Rule 4200(a)(15) based on information known to the Company and on the annual questionnaire executed by each director.

The Board met twelve times during fiscal year 2007. During fiscal year 2007, Fritz Zeck attended fewer than 75% of the total number of meetings of the Board of Directors. During 2007, our independent directors held several informal discussions where only independent directors were present. All Board members are expected to attend the 2008 Annual Meeting of Stockholders, subject to special circumstances. All of our Board members attended the Annual Meeting of Stockholders held in May 2007.

The Committees of the Board

The Board had four standing committees in fiscal year 2007: the Audit Committee, the Compensation Committee, the Strategic Initiatives Committee and the Stock Option Committee. We did not have a standing Nominating Committee during fiscal year 2007; instead, our Board of Directors, as a whole, was responsible for selecting nominees for election as directors and electing executive officers. Director nominees are recommended for the Board’s selection by a majority of our independent directors. The Company believes that obtaining input from all directors in connection with Board nominations enhances the nominating process.

The Audit Committee	The Audit Committee reviews and approves the audit reports rendered by the Company’s independent auditors and reviews the effectiveness of Nexxus Lighting’s internal accounting methods and procedures. The Audit Committee reports to the Board of Directors about such matters and recommends the selection of independent auditors. For fiscal year 2007, Messrs. Edgar Protiva, Fritz Zeck, Anthony Castor and Anthony Nicolosi served as members of the Audit Committee. The Audit Committee met four times during fiscal year 2007. All of the members of the Audit Committee are “independent” (as defined by NASDAQ Rule 4200(a)(15)). The Board of Directors has adopted a written charter for the audit committee. Our Board of Directors has determined that Mr. Nicolosi is the member of the Audit Committee who (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee and

(ii) satisfies the “financial sophistication” requirements of the NASDAQ listing standards. For a brief listing of Mr. Nicolosi’s, relevant experience, see “Proposal 1: Elect Seven Directors” below. For a report on certain Audit Committee actions during 2007, see the “Audit Committee Report” below.

The Compensation Committee	The Compensation Committee reviews and recommends compensation plans for the top five highest paid employees. The Compensation Committee reports to the Board of Directors about such matters and recommends the incentive plans for these employees. For fiscal year 2007, Messrs. Brian McCann, Anthony Nicolosi and Fritz Zeck served as members of the Compensation Committee. The Compensation Committee met three times during fiscal year 2007, and held several informal discussions among members of the committee.

The Stock Option Committee	The Stock Option Committee administers the Company’s 2003 stock incentive plan. For fiscal year 2007, Messrs. Edgar Protiva, Anthony Nicolosi and Brian McCann served as members of the Stock Option Committee. The Stock Option Committee met six times during fiscal year 2007.

The Strategic Initiatives Committee	The Strategic Initiatives Committee works with the Board of Directors and the Company’s Chief Executive Officer to evaluate and support potential strategic acquisitions, litigation, and technology licensing activities. For fiscal year 2007, Messrs. Anthony Castor, Brett Kingstone and Michael Bauer served as members of the Strategic Initiatives Committee. The Strategic Initiatives Committee met one time during fiscal year 2007, and held several informal discussions among members of the committee.

Director Nominating Process

The Company does not have a formal policy concerning stockholder recommendations for nominees to the Board of Directors. The need for such a policy has not arisen since, to date, the Company has not received any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the Board’s slate of nominees in the Company’s proxy statement. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received.

The Company will consider director candidates recommended by stockholders. Any stockholder desiring to make such a recommendation should send the recommendation, in writing, to the Corporate Secretary at the address of the Company set forth on the attached Notice of 2008 Annual Meeting, no later than the date by which stockholder proposals for action must be submitted. For the date of such submission, see “Information about Stockholder Proposals” below. In order to recommend a candidate for consideration by the Board, a stockholder must provide the Board with the candidate’s name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of Nexxus Lighting and information relevant to the considerations described below. The submission should be accompanied by the candidate’s written consent to nomination and to serving as a director, if elected. The Board may require further information.

The Company’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from business and professional experience. The Company does not have any formal rules or policies regarding minimum qualifications for nominees, but expects that its candidates be of the highest ethical character, share the values of the Company, be capable of discharging his or her fiduciary duties to the stockholders of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, and possess the relevant expertise and experience necessary to assist the Company with enhancing stockholder value.

The Board of Directors seeks new nominees for election to the Board, when necessary, through a variety of channels, including informal recommendations through business and personal contacts. Current members of the Board of Directors are polled for suggestions. Research also may be performed to identify qualified individuals. To date, the Company has not engaged third parties to identify, evaluate, or assist in identifying potential nominees, although the Company reserves the right in the future to retain a third party search firm, if necessary.

The Board will evaluate any candidate recommended for nomination as a director, whether proposed by a stockholder, or identified through the Board’s own search processes, about whom it is provided appropriate information in a timely manner. The Board of Directors considers nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors will seek to identify nominees that possess the characteristics outlined below.

All new candidates for election to the Board and all Board members eligible for nomination for re-election to the Board are evaluated based upon a variety of criteria, including the following:

•	the adequacy of such candidate or Board member’s time available to commit to responsibilities as a member of the Board;

•	sound personal and professional integrity;

•	an inquiring and independent mind;

•	practical wisdom and mature judgment;

•	broad training and experience at the policy-making level of business, finance and accounting, or technology;

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•

the knowledge, skills and experience of nominees, including experience in technology, business, or finance, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices; and

•	the need to satisfy governance and other standards set by the SEC and NASDAQ.

The Board of Directors may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

The Company currently does not have a charter with regard to the nomination process.

Director Compensation

Meeting Fees and Expenses	We compensate directors who are not employees of Nexxus Lighting with an annual fee of $1,000 for serving on our Board of Directors. For each Board or Committee meeting attended in person, non-employee directors receive $500. For attending the Annual Meeting in person, non-employee directors receive $1,000. For meetings attended via telephone, non-employee directors receive $250. We reimburse all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses.

Option Awards	We compensate directors who are not employees of Nexxus Lighting with annual grants of options to purchase 4,000 shares of common stock for serving on our Board of Directors. The chairperson of the Audit Committee receives an additional annual grant of options to purchase 2,000 shares of common stock. Each of the chairpersons of the Stock Option Committee, the Strategic Initiatives Committee and the Compensation Committee receives an additional annual grant of options to purchase 1,000 shares of common stock. In addition, each non-employee director receives a one-time grant of options to purchase 6,000 shares of common stock when he or she first becomes a member of the Board. All of the options granted to non-employee directors are granted at an exercise price equal to the market value of the underlying stock at the time of the grant and become exercisable in full six months after the date of grant. During fiscal year 2007, pursuant to the 2003 Stock Incentive Plan, we granted options to purchase 4,000 shares of common stock to each of Edgar Protiva, Fritz Zeck and Brett Kingstone, options to purchase 5,000 shares of common stock to Anthony Castor, and options to purchase 6,000 shares of common stock to each of Brian McCann and Anthony Nicolosi, all non-employee directors of Nexxus Lighting at the time the options were granted. All of the options granted to non-employee directors were granted on May 17, 2007 at an exercise price of $4.74 per share and vested on November 17, 2007.

The following table sets forth information regarding the compensation received by each of our non-employee directors during the year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Brett M. Kingstone(4)	$7,500	$15,745	$6,950	$30,195
Edgar Protiva	$7,750	$15,745	$—	$23,495
Brian McCann	$7,000	$23,618	$—	$30,618
Anthony Nicolosi	$7,500	$23,618	$—	$31,118
Anthony T. Castor	$5,500	$19,681	$—	$25,181
Fritz Zeck	$6,000	$15,745	$—	$21,745

(1)

Consists of annual cash retainer fees and fees paid for attending meetings of the Board of Directors paid to non-employee directors for service as members of the Company’s Board of Directors. For further information concerning such fees, see the section above entitled “Director Compensation – Meeting Fees and Expenses.”

(2)

Consists of the annual stock option retainers awarded to non-employee directors for service on the Company’s Board of Directors. The amounts represents the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R) with respect to outstanding stock options vested for each director. Assumptions used in the calculation of this amount are included in Note 1 of the Notes to the Company’s Financial Statements in our 2007 Annual Report on Form 10-KSB. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”

(3)	As of December 31, 2007, the following non-employee directors held options to purchase the following number of shares of the Company’s common stock: Mr. Kingstone, 76,500 shares (not including warrants to purchase 289,187 shares of common stock owned by the Kingstone Family Partnership II, which is controlled by Mr. Kingstone); Mr. Protiva, 33,000 shares; Mr. McCann, 38,000 shares; Mr. Nicolosi, 26,000 shares; Mr. Castor 23,600 shares and Mr. Zeck, 28,000 shares. The options were granted under either the Company’s 1994 Stock Option Plan or the Company’s 2003 Stock Incentive Plan. For further information concerning the grant of options to non-employee directors under such plans, see the section above entitled “Director Compensation – Option Awards.”

(4)	All other compensation paid to Mr. Kingstone includes $6,950 paid to Mr. Kingstone for consulting services in 2007.

Our Executive Officers

Except for John Oakley and Paul Streitz whose biographies are provided below, the biographies of Nexxus Lighting’s executive officers and directors, are included under “Proposal 1: Elect Seven Directors,” below.

John Oakley Chief Financial Officer Age 40	Mr. Oakley has served as Chief Financial Officer of the Company since June 4, 2007. Prior to joining the Company, Mr. Oakley served as Chief Financial Officer and director of Home Meridian International, a multi-divisional furniture industry holding company, from September 2006 until April of 2007. Previously, Mr. Oakley served as the Senior Vice President, Chief Financial Officer, and Treasurer of Pulaski Furniture Corporation, a subsidiary of Home Meridian International. He joined the furniture manufacturer and importer as Vice President and Treasurer in 2001. Prior to joining Pulaski Furniture, Mr. Oakley was the corporate controller for Collins and Aikman Floorcoverings, Inc. from 1997 to 2001, and a senior auditor for Arthur Andersen, LLP from 1992 to 1997.

Paul Streitz President of Advanced Lighting Systems, LLC Age 44	Mr. Streitz has served as President of the Company’s wholly owned subsidiary, Advanced Lighting Systems, LLC, since September 2007. Prior to the merger in September 2007 of Advanced Lighting Systems, Inc. (“ALS”) with and into Advanced Lighting Systems, LLC, Mr. Streitz was the sole shareholder and president of ALS from 1991 until September 2007.

Did Directors, Executive Officers and Greater-Than-10% Stockholders Comply with Section 16(a) Beneficial Ownership Reporting in 2007?

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater-than-10% stockholders to file reports with the Securities and Exchange Commission on changes in their beneficial ownership of Nexxus Lighting common stock and to provide Nexxus Lighting with copies of the reports. Based solely on our review of these reports, we believe that all filing requirements applicable to our directors and executive officers were timely met during the fiscal year ended December 31, 2007.

How Do We Compensate Our Executive Officers?

The tables below show salaries and bonuses paid during the last two years and options granted in fiscal year 2007 to our President and Chief Executive Officer, our Chief Financial Officer, and the President of Advanced Lighting Systems, LLC, our wholly owned subsidiary. No options were exercised in fiscal year 2007 by the executive officers named below. Nexxus Lighting did not have any other executive officers or other employees serving at the end of fiscal year 2007 whose total salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	All other Compensation(2)	Total

Michael A. Bauer(3)	2007	$161,668	$82,092	$68,203	$69,869	$381,832
	2006	$179,308	$108	$141,123	$19,811	$340,350

John Oakley(4)	2007	$96,089	$6,394	$3,920	$37,476	$143,879

Paul Streitz(5)	2007	$45,038	—	$16,172	$1,187	$67,397

(1)

The amounts represent the dollar amount of compensation expense recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with FAS 123(R) with respect to outstanding stock options vested and performance options estimated to be earned for each named executive officer. Assumptions used in the calculation of this amount are included in Note 1 of the Notes to the Company’s Financial Statements in our 2007 Annual Report on Form 10-KSB.

(2)

All other compensation for Mr. Bauer includes a monthly allowance of $1,000 for automobile and other related expenses, partial reimbursement for health insurance premiums, the vested portion of Nexxus Lighting’s 401(k) plan employer match and unused vacation pay. All other compensation for Mr. Oakley includes the vested portion of Nexxus Lighting’s 401(k) plan employer match and unused vacation pay.

(3)	Mr. Bauer was the Vice President of Sales and Marketing of Nexxus Lighting from October 2004 until January 1, 2006, when he became the President and Chief Executive Officer of the Company.
(4)	Mr. Oakley joined our Company as Chief Financial Officer effective June 4, 2007.
(5)	Mr. Streitz became President of Advanced Lighting Systems, LLC, a wholly-owned subsidiary of the Company, effective September 28, 2007.

Employment Agreements

On September 9, 2005 (the “Signing Date”), we entered into an employment and non-competition agreement with Michael A. Bauer, as amended by Amendment to Employment Agreement dated as of January 15, 2007 (the employment and non-competition agreement, as amended, the “Prior Employment Agreement”). The Prior Employment Agreement provided that Mr. Bauer would serve as President and Chief Executive Officer of the Company effective January 1, 2006. The Prior Employment Agreement had an initial term expiring on December 31, 2007, and continued for successive one year increments unless terminated by either party. From the Signing Date until December 31, 2005, Mr. Bauer continued in his position as Vice President of Sales and Marketing of the Company.

The Prior Employment Agreement provided that Mr. Bauer would receive a base salary of $180,000 per annum (which base salary could be increased based on Mr. Bauer’s annual performance review and would increase no less than 3% per annum during the initial term of the Prior Employment Agreement), performance bonus compensation of up to $190,000 for each of the years ended December 31, 2006 and 2007, and a monthly automobile allowance of $1,000. Mr. Bauer also received a one-time moving allowance of $25,000. The actual performance bonus payment was based upon the Company’s achievement of certain financial and performance objectives.

In addition, subject to Mr. Bauer’s continued employment with the Company on the applicable grant and vesting dates, the Company agreed to grant Mr. Bauer certain options to purchase the Company’s common stock. Pursuant to the Prior Employment Agreement, Mr. Bauer received an option to purchase 40,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the Signing Date, which fully vested on the Signing Date. In addition, the Company agreed to grant Mr. Bauer (i) an option to purchase 75,000 shares of the Company’s common stock on January 1, 2007 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2007 and 50,000 shares on March 31, 2007, provided that the Company achieved certain financial milestones set forth in the Company’s 2006 Board approved operating plan, and (ii) an option to purchase 75,000 shares of the Company’s common stock on January 1, 2008 at an exercise price equal to the fair market value of such stock on the Signing Date, vesting as to 25,000 shares on January 15, 2008 and 50,000 shares on March 31, 2008, provided that the Company achieved certain financial milestones set forth in the Company’s 2007 Board approved operating plan. If the financial milestones were not achieved by the Company, a percentage of the applicable stock option could vest, based on the portion of the milestone that was achieved.

On January 15, 2007, the Company and Mr. Bauer, entered into an amendment (the “Amendment”) to the Prior Employment Agreement. The Amendment reduced the Company’s obligation to grant Mr. Bauer stock options based on achieving certain 2006 financial milestones from 75,000 shares to 25,000 shares. The Amendment also modified certain performance goals for earning bonus compensation to, among other things, recognize Mr. Bauer’s leadership and contribution relating to the Company’s successful equity financing in 2006. The Amendment did not change Mr. Bauer’s total 2006 compensation as set forth in the Prior Employment Agreement, or the percentage of total compensation payable as a bonus upon the Company’s achievement of certain financial and performance objectives.

On February 11, 2008, the Company and Mr. Bauer entered into a new employment and non-competition agreement (the “New Employment Agreement”) to provide for Mr. Bauer’s continued service as President and Chief Executive Officer of the Company. The New Employment Agreement supersedes the Prior Employment Agreement, which expired on December 31, 2007, and was effective as of January 1, 2008. The New Employment Agreement has an initial term expiring on December 31, 2010, and continues for successive one year increments unless terminated by either party.

The New Employment Agreement provides that Mr. Bauer shall receive a base salary of $215,000 per year (which base salary may be increased based on Mr. Bauer’s annual performance review and shall increase no less than 3% per annum during the initial term of the New Employment Agreement). Commencing upon the first day of the calendar quarter immediately succeeding the first calendar quarter during the term of the New Employment Agreement for which the Company reports net income in its publicly filed financial statements, Mr. Bauer’s base salary will increase to $235,000 per year. Mr. Bauer is eligible to receive performance bonus compensation of up to $105,000 for calendar year 2008 and a monthly automobile allowance of $1,000. The actual performance bonus payment is based upon the Company’s achievement of certain financial and performance objectives. After calendar year 2008, performance bonus compensation, if any, will be based upon performance criteria to be determined by the Board of Directors, or the compensation committee of the Board, after consultation with Mr. Bauer.

In addition, subject to Mr. Bauer’s continued employment with the Company on applicable dates, pursuant to the New Employment Agreement, Mr. Bauer is entitled to receive the following stock options: (i) an option to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2009 and 50,000 shares on March 31, 2009, provided that the Company achieves certain financial milestones set forth in the Company’s 2008 Board approved operating plan; (ii) an option to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2010 and 50,000 shares on March 31, 2010, provided that the

Company achieves certain financial milestones set forth in the Company’s 2009 Board approved operating plan; and (iii) an option to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such shares on the date of grant, vesting as to 25,000 shares subject to such option on January 15, 2011 and 50,000 shares on March 31, 2011, provided that the Company achieves certain financial milestones set forth in the Company’s 2010 Board approved operating plan. If the financial milestones are not achieved by the Company, a percentage of the applicable stock option may vest, based on the portion of the milestone that was achieved.

In the event of termination of Mr. Bauer’s employment by the Company for any reason other than cause or disability, Mr. Bauer will receive twelve months base salary. The New Employment Agreement also contains confidentiality and non-competition provisions.

John Oakley joined the Company as its Chief Financial Officer, effective June 4, 2007. Pursuant to the offer letter from the Company to Mr. Oakley, Mr. Oakley receives a base salary of $155,000 per annum and performance bonus compensation of up to 50% of his base salary. The actual performance bonus payment is based upon the Company’s achievement of certain financial and performance objectives.

In addition, the Company granted the following stock options to Mr. Oakley: (i) options to purchase 10,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant, vesting in equal installments over three years beginning on the date of grant, subject in all instances to Mr. Oakley’s continued employment with the Company on the applicable vesting dates; and (ii) options to purchase 30,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on the date of grant. The options to purchase 30,000 shares expired unvested because the Company did not achieve the specified performance milestone for 2007. The offer letter also provides that as part of the Company’s executive management team, Mr. Oakley will be eligible for future stock option grants based on performance.

Mr. Oakley’s employment with the Company is for an unspecified term. In the event of termination of Mr. Oakley’s employment by the Company for any reason other than cause, Mr. Oakley will receive three months base salary, unpaid reimbursable expenses and accrued and unused benefits. The offer letter also provides for the execution by Mr. Oakley of confidentiality and non-competition agreements with the Company.

On September 28, 2007, the Company completed the merger of Advanced Lighting Systems, Inc., a Minnesota corporation (“ALS”) with and into Advanced Lighting Systems, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Nexxus Lighting (“Merger Sub”), pursuant to the terms of an agreement and plan of merger, dated as of August 3, 2007, among Nexxus Lighting, ALS, Merger Sub and Paul Streitz, the sole shareholder of ALS (the “Merger Agreement”). Pursuant to the Merger Agreement, ALS was merged with and into Merger Sub, with Merger Sub continuing as the surviving entity (the “Merger”). In connection with the Merger, Merger Sub entered into an employment and non-competition agreement with Mr. Streitz (the “Streitz Employment Agreement”) to provide for the employment of Mr. Streitz as the President of Merger Sub.

The Streitz Employment Agreement has an initial term expiring on September 28, 2010, and continues for successive one year increments unless terminated by either party. The Streitz Employment Agreement provides that Mr. Streitz will receive a base salary of $175,000 per annum (which base salary may be increased based on Mr. Streitz’s annual performance review) and performance bonus compensation of up to 50% of his base salary. The actual performance bonus payment is based upon the achievement of certain financial and performance objectives.

In addition, the Company has granted Mr. Streitz a stock option to purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price equal to the fair market value of such stock on September 28, 2007. Except as otherwise provided in the Streitz Employment Agreement, subject to Mr. Streitz’s continued employment with Nexxus Lighting and/or any subsidiary of Nexxus Lighting (“Group”) on the applicable date, the stock option will vest as follows: (i) with respect to 35,000 shares on March 31, 2008, if Mr. Streitz is employed by the Group on December 31, 2007, and Merger Sub and ALS

have combined earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the 12 months ending December 31, 2007 greater than $250,000; (ii) with respect to 15,000 shares on March 31, 2008, if Mr. Streitz is employed by the Group on December 31, 2007 and Merger Sub and ALS have revenue for the 12 months ending December 31, 2007 greater than $3.5 million; (iii) with respect to 35,000 shares on March 31, 2009, if Mr. Streitz is employed by the Group on December 31, 2008 and Merger Sub has EBITDA for the 12 months ending December 31, 2008 greater than $450,000; and (iv) with respect to 15,000 shares on March 31, 2009, if Mr. Streitz is employed by the Group on December 31, 2008 and Merger Sub has revenue for the 12 months ending December 31, 2008 greater than $5.0 million.

In addition, pursuant to the Merger Agreement, as the sole shareholder of ALS Mr. Streitz is entitled to possible future earn-out payments, based upon achievement of certain performance milestones for the years ending December 31, 2007 and December 31, 2008, of up to an aggregate of 425,000 additional shares of the Company’s common stock.

In the event of termination of Mr. Streitz’s employment by the Company for any reason other than cause, death or disability, Mr. Streitz will receive twelve months base salary, unpaid reimbursable expenses and accrued and unused benefits. The Streitz Employment Agreement also contains confidentiality and non-competition provisions.

The Company has no other employment agreements with its employees, although all employees sign confidentiality and non-competition agreements. We have entered into indemnification agreements with certain of our directors and executive officers which provide that we will indemnify such directors and executive officers against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of our company.

Option Grants in Fiscal Year 2007

The following table provides information on stock options granted under our 2003 stock incentive plan during fiscal year 2007 to the executive officers named in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date
Michael A. Bauer	—	—	—	—

John Oakley	40,000	15.9%	$4.75	05/15/17
	20,000	8.0%	$4.90	12/19/17

Paul Streitz	100,000	39.8%	$5.46	09/28/17

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards at December 31, 2007 for the named executive officers in the Summary Compensation Table:

Name	Number of Securities Underlying Unexercised Options (#) Excercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Michael A. Bauer	50,000	(1)			$2.20	11/30/16
	10,000	(2)			$3.86	10/01/14
	10,000	(3)			$3.86	10/01/14
			25,000	(4)	$4.30	09/09/15
	18,250	(5)			$4.30	09/09/15
	40,000	(6)			$4.30	09/09/15

John Oakley			10,000	(7)	$4.75	05/15/2017
			20,000	(8)	$4.90	12/19/2017

Paul Streitz			50,000	(9)	$5.46	09/28/17

(1)	Fully vested on December 7, 2006.
(2)	5,000 fully vested on October 1, 2004 and 5,000 fully vested on October 1, 2005.
(3)	Fully vested on December 31, 2005.
(4)	Fully vested on January 1, 2008.
(5)	Fully vested on January 15, 2007.
(6)	Fully vested on September 9, 2005.
(7)	The first 3,333 fully vested on the date of grant, 3,333 fully vest on May 15, 2008 and the remaining 3,334 fully vest on May 15, 209.
(8)	The first 6,666 fully vest on December 19, 2008, 6,667 fully vest on December 19, 2009, and the remaining 6,667 fully vest on December 19, 2010.
(9)	If performance criteria are satisfied by December 31, 2008, all fully vest March 31, 2009.

On December 31, 2007, the last reported sale price of our common stock reported on The NASDAQ Capital Market was $4.90.

Stock Option Plans

1994 Stock Option Plan

Until September 2003 when, in connection with adopting the 2003 Plan, the Board of Directors determined that no further options would be granted under the 1994 Plan, Nexxus Lighting’s employees, officers, directors and consultants or advisers were eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 1994 stock option plan (the “1994 Plan”). The 1994 Plan, which expired in January 2004, was administered by the Stock Option Committee of the Board of Directors. There were 450,000 shares of our common stock reserved for issuance under the 1994 Plan. The purposes of the 1994 Plan were to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who were expected to contribute to the future growth and success of Nexxus Lighting and to provide additional incentive by permitting such individuals to participate in the ownership of Nexxus Lighting. The criteria utilized by the Committee in granting options pursuant to the Plan was consistent with these purposes.

Options granted under the 1994 Plan could be either incentive options or non-qualified options. Incentive options granted under the 1994 Plan are exercisable for a period of up to 10 years from the date of grant. No options could be granted under the plan after January 2004. Options could be granted only to such employees, officers, directors, consultants and advisors as the Committee selected from time to time in its sole discretion, but only employees of Nexxus Lighting were eligible to receive incentive options.

An optionee could be granted more than one option under the 1994 Plan. The Committee determined, in its discretion (subject to the terms of the 1994 Plan), who would be granted options, the time or times at which options would be granted, the number of shares subject to each option, whether the options were incentive options or non-qualified options, and the manner in which options could be exercised. In making such determination, consideration was given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of Nexxus Lighting and such other factors deemed relevant in accomplishing the purpose of the 1994 Plan.

2003 Stock Option Plan

Nexxus Lighting’s employees, officers, directors and consultants or advisers are eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended or non-qualified stock options under our 2003 stock incentive plan (the “2003 Plan”). The 2003 Plan, which expires in September 2013, is administered by the Stock Option Committee of the Board of Directors. There are 450,000 shares of our common stock reserved for issuance under the 2003 Plan. The purposes of the 2003 Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the future growth and success of Nexxus Lighting and to provide additional incentive by permitting such individuals to participate in the ownership of Nexxus Lighting. The criteria utilized by the Committee in granting options pursuant to the 2003 Plan are consistent with these purposes.

Options granted under the 2003 Plan may be either incentive options or non-qualified options. Incentive options granted under the 2003 Plan are exercisable for a period of up to 10 years from the date of grant. No options can be granted under the plan after September 2013. Options may be granted only to such employees, officers, directors, consultants and advisors as the Committee shall select from time to time in its sole discretion, but only employees of Nexxus Lighting shall be eligible to receive incentive options.

An optionee may be granted more than one option under the 2003 Plan. The Committee will, in its discretion, determine (subject to the terms of the 2003 Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of Nexxus Lighting and such other factors deemed relevant in accomplishing the purpose of the 2003 Plan.

The 2003 Plan may be amended or terminated by the Board of Directors at any time. Any amendment which would increase the aggregate number of shares of common stock as to which options may be granted under the 2003 Plan, materially increase the benefits under the 2003 Plan, or modify the class of persons eligible to receive options under the 2003 Plan shall be subject to the approval of the stockholders of Nexxus Lighting. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

Equity Compensation Plan Information as of December 31, 2007

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of common shares available for future issuance (excluding securities reflected in column (a)
Equity compensation plans approved by stockholders	871,004	$4.31	147,368

Equity compensation plans not approved by stockholders	—	—	—

Totals	871,004	$4.31	147,368

Arrangements with Officers and Directors

On November 18, 1999, the Company filed a lawsuit (case number CI-99-9392) (the “Lawsuit”) in the Circuit Court of the 9th Judicial Circuit in and for Orange County Florida against various defendants (the “Wu Defendants”). The Company is also pursuing litigation against certain parties related to the Wu Defendants (the “Related Litigation”). In June 2003, the Court issued an order of final judgment against all parties in the Lawsuit. Pursuant to the final judgment, the Company was awarded $38,405,978 and further awarded an additional amount for legal fees and costs of $834,297. As of the date of entry of the final judgment, these amounts began accruing interest at a rate of six percent per year. As of December 31, 2007, the total amount due including estimated accrued interest was approximately $50 million. The Company believes that the monetary judgment awarded in the Lawsuit, and any amounts that may be awarded in the Related Litigation, will be very difficult and costly to collect, if collectable at all. The Company may not be successful in collecting any amounts awarded in the Lawsuit or that may be awarded in the Related Litigation. The Company has reached an agreement with Mr. Kingstone (the “Participation Agreement”) regarding funding for collection activities in the Lawsuit or Related Litigation (the “Collection Activities”). Mr. Kingstone has the option of providing personal funds (“Kingstone Funds”), or arranging for funds from third parties (“Third Party Funds”), to pursue Collection Activities. As of December 31, 2007, Mr. Kingstone had provided $350,000 in the form of a Letter of Credit, and arranged for $350,000 of Third Party Funds, to further the Collection Activities. The Kingstone Funds and Third Party Funds were subsequently returned after being used for bonding in connection with Collection Activities. Mr. Kingstone has also notified the Company that he has available, on a standby basis, up to an additional $3,000,000 of bonding capacity to pursue further Collection Activities. In consideration for providing Kingstone Funds and/or Third Party Funds for Collection Activities, and pursuant to the transition agreement between the Company and Mr. Kingstone dated September 9th, 2005, the Company has agreed to pay Mr. Kingstone 50% of amounts actually received by the Company from all Collection Activities less all costs and expenses incurred from time to time by the Company in connection with the Lawsuit, the Related Litigation, and the Collection Activities, which have not been recovered by the Company. The Participation Agreement will terminate on December 31, 2009. As of December 31, 2007, the Company had incurred approximately $581,000 in costs and expenses and had recovered approximately $830,000 from Collection Activities. Of the approximately $830,000 recovered, Mr. Kingstone has been paid a total of $263,500 pursuant to the Participation Agreement.

On September 27, 1996, Nexxus Lighting entered into a lease agreement with Max King Realty, an entity controlled by Mr. Kingstone, our Chairman of the Board and former President and Chief Executive Officer, for approximately 70,000 square feet of warehouse and office space. We began occupying this facility in August 1997. The lease term expired in June 2012. Rental payments for the year ended December 31, 2006 were $623,041. The lease agreement was approved by all of the disinterested directors of Nexxus Lighting, with Mr. Kingstone abstaining from the vote. At the time we entered into the lease agreement, based on then current economic conditions, the real estate market, and our prospects, we believed that the transaction was on terms, when taken as a whole, no less favorable to Nexxus Lighting than could generally be obtained from unaffiliated third parties.

On November 30, 2006, Nexxus Lighting entered into a new five year operating lease agreement with EastGroup Properties, L.P. The Company leases approximately 34,000 square feet of office, distribution and light manufacturing space in Orlando, Florida for its new manufacturing facility. In connection with executing the lease for the Company’s new facility, on November 29, 2006, the Company entered into a lease termination agreement with Max King Realty, Inc. (“Max King Realty”), a company controlled by Brett M. Kingstone, the Company’s Chairman of the Board, to terminate the capital lease with Max King Realty for the Company’s existing facility. Max King Realty was willing to accommodate the Company’s desire to terminate its obligations under the lease for its current facility by terminating the lease, repaying the third party indebtedness secured by the premises, and selling the premises to an unrelated third party.

In connection with accommodating the Company’s request for early termination of the lease of its existing facility, Max King Realty incurred a prepayment penalty to a third party lender for the early repayment of the indebtedness secured by the leased premises in an amount equal to approximately $332,800. The Company agreed to pay Max King Realty the full amount of the prepayment penalty by delivery of an unsecured promissory note in the principal amount of $332,846, bearing interest at a rate of 7.5% per annum. The promissory note was paid in full in January 2007.

On September 28, 2007, the Company entered into a five year operating lease agreement with Streitz Properties LLC, a company owned by Paul Streitz, President of Advanced Lighting Systems, LLC, the Company’s wholly owned subsidiary. This operating lease is for Advanced Lighting Systems, LLC’s operations facility in Sulk Centre, Minnesota and has approximately 17,200 square feet of office, distribution and light manufacturing space. Base rent under the lease is $8,815 per month for the duration of the lease. The lease provides for a security deposit of $4,500.

Code of Business Conduct and Ethics

Nexxus Lighting has set forth its policy on ethical behavior in a document called “Code of Business Conduct and Ethics.” This policy applies to the members of our Board of Directors and all employees, including (but not limited to) our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. This policy comprises written standards that are reasonably designed to deter wrongdoing and to promote the behavior described in Item 406 of Regulation S-K promulgated by the SEC. The text of this code of business conduct and ethics is posted on our internet site at www.nexxuslighting.com, where we may also disclose any amendments to and waivers of the code.

PROPOSAL 1: ELECT SEVEN DIRECTORS

The Board has nominated seven directors for election at the Annual Meeting to serve until the 2009 Annual Meeting of Stockholders, or until their successors are elected and qualified. All nominees are currently directors of Nexxus Lighting.

If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

Brett M. Kingstone Chairman of Board of Directors Age 48	Mr. Kingstone is our founder. He was employed by us in a senior executive capacity from our formation in 1991 until December 31, 2005. He has been chairman of the Company’s Board of Directors since our formation in 1991. Mr. Kingstone resigned as President and Chief Executive Officer of the Company on December 31, 2005, but remains our Chairman of the Board. From July 1999 through December 31, 2005, Mr. Kingstone served as our Chief Executive Officer and President. From November 1997 to July 1999, Mr. Kingstone served as our Chairman and Chief Executive Officer. From our inception to November 1997 he was Chairman, Chief Executive Officer and President. Since stepping down as our President and Chief Executive Officer on December 31, 2005, Mr. Kingstone has served as an independent consultant to Nexxus Lighting and has managed Max King Realty, a commercial real estate company he has owned since 1994. From October 1985 until January 1991, Mr. Kingstone served as an independent consultant in the area of fiber optic technology.

From December 1988 until October 1989, he served as President of Fibermedia Corporation in Boulder, Colorado. From January 1984 to August 1985, he was a partner in Kingstone Prato, Inc., a venture capital partnership in Boulder, Colorado. From August 1981 through December 1983, he served as Vice President of Sales of Gekee Fiber Optics, Inc. in Palo Alto, California. Mr. Kingstone is a graduate of Stanford University and the author of three books - The Student Entrepreneur’s Guide (McGraw-Hill), The Dynamos (John Wiley & Sons; Koksaido Press) and The Real War Against America (Specialty Publishing Company).

Michael A. Bauer President and CEO Age 43	Effective January 1, 2006, Mr. Bauer became our President and Chief Executive Officer. Mr. Bauer joined the Company in October 2004 as the Company’s Vice President of Sales & Marketing and served in that position through December 31, 2005. Mr. Bauer became a director of the Company in January 2006. Prior to joining the Company in 2004, Mr. Bauer served as an executive consultant to General Electric, Lighting Systems division and owned and operated Pro Lighting, Inc., a sports lighting systems supplier. From 2000 to 2002, he served as Vice President of Sales for Lighting Corporation of America, a nine-brand division of US Industries, Inc., based in Spartanburg, South Carolina and from 1998-2000 as Vice President of Sales for Cooper Lighting, a division of Cooper Industries (NYSE: CBE) based in Elk Grove Village, IL. From 1995 to 1998, Mr. Bauer oversaw the Lumark, McGraw-Edison and Cooper Utility brands for Cooper Lighting. Mr. Bauer began his career with General Electric’s Lighting Division in 1988 and held various roles in operations, product development and sales management.

Edgar Protiva Director Age 67	Mr. Protiva became a director of Nexxus Lighting in March 1994. He is currently engaged in selective merchant banking activities. From 1988 to 2000, he established and managed the North American office of Wendigo Inc., a foreign based equity and property investment company. From 1980 to 1990, he was a general partner of Pro Equities, a venture capital limited partnership which invested in semi-high tech privately-held companies. At Wendigo, Mr. Protiva engaged in developing business plans, served as Chief Financial Officer and Chief Executive Officer on an interim basis and was a member of the board of directors. Also in 1980, Mr. Protiva co-founded Montgomery Associates which offered economic analysis and financial planning for international projects, primarily in the Middle East. After selling his interests in Montgomery Associates, Mr. Protiva established KCL Associates to engage in various merchant banking activities. From 1968 to 1980, Mr. Protiva was engaged in commercial and international banking culminating as VP/Manager of the international division of Union Bank of California, and participating as a guest lecturer at the Institute of Banking and Finance at St. Mary’s College in California.

Brian McCann Director Age 42	Mr. McCann became a director of Nexxus Lighting in October 1995. Since 1996, Mr. McCann has
held successive positions with ADVA Optical Networking, Inc., a manufacturer of optical networking systems used for high-speed metropolitan area telecommunication and enterprise networks. Mr. McCann served as Chief Marketing and Strategy Officer of ADVA AG Optical
Networking and President of ADVA Optical Networking, Inc., the U.S. subsidiary of ADVA AG in
Munich, Germany. Prior to joining ADVA Optical Networking in 1996, Mr. McCann was the
Director of Sales and Marketing for 3M Corp, Specialty Optical Fiber Group.

Fritz Zeck Director Age 66	Mr. Zeck became a director of Nexxus Lighting in January 1999. From 1994 until retiring in December 2002, Mr. Zeck served as President of Cooper Lighting, Inc., a manufacturer of lighting products. From 1985 until 1994, he served as Vice President of Sales for Cooper Lighting. Mr. Zeck joined Metalux in 1976 where he was Regional Sales Manager for the Central portion of the United States. He founded Lumark Lighting in 1978, which was a division of Metalux.

Anthony Nicolosi Director Age 47	Mr. Anthony Nicolosi became a Director of the Company, effective August 1, 2003. Mr. Nicolosi is the Senior Vice President of Volvo Financial Services LLC, a publicly held company headquartered in Gothenburg, Sweden. Prior to joining Volvo Financial Services LLC, Mr. Nicolosi was the President and Chief Operating Officer for Volvo Finance North America, Inc., a subsidiary of Ford Motor Credit Corporation since 2001. Mr. Nicolosi joined Volvo Finance North America in October 1998, as Vice President Operations. From January 1997 through October 1998, Mr. Nicolosi was General Manager of the New Jersey Market Area with Volvo Cars of North America, Inc. Prior to joining Volvo Cars of North America, Mr. Nicolosi worked for the public accounting firm N.L. Fish & Company of Englewood Cliffs, NJ. Mr. Nicolosi is a member of the American Institute of Certified Public Accountants, the Pennsylvania Institute of Certified Public Accountants, and the New Jersey Society of Certified Public Accountants.

Anthony T. Castor III Director Age 56	Mr. Castor became a director of Nexxus Lighting in October 2004. From 2005 until April 2008, Mr. Castor was the President, Chief Executive Officer and a director of Katy Industries, a publicly held company dealing with both consumer and commercial products. Mr. Castor is currently an advisor to Katy Industries. Prior to joining Katy Industries in 2005, Mr. Castor was the president of Chromalox, Inc., a manufacturer of electric heating products located in Pittsburgh, PA. From early 2000 to 2002, Mr. Castor served as President, Chief Executive Officer and a Director of the Morgan Group, Inc., a specialty transportation company. Mr. Castor joined the Morgan Group in a turnaround capacity and during his tenure the primary assets of the company were divested prior to liquidating the remaining assets of the company. The Morgan Group filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in 2002. From January 1998 until January 2000, Mr. Castor served as President and Chief

Executive Officer of Precision Industrial Corporation, a worldwide supplier of capital equipment for processing metal. From 1993 until 1997, Mr. Castor was the President and Chief Executive Officer of Hayward Industries, Inc., a worldwide supplier of pumps, filters, heaters and other accessories for the pool and spa industries as well as industrial filtration equipment. From 1987 to 1993, Mr. Castor was Corporate Vice President of Crompton & Knowles Corporation, a supplier of specialty chemicals and process equipment and President of its wholly-owned subsidiary, Ingredient Technology Corporation. Mr. Castor previously served as a director of Nexxus Lighting from September 1996 through May 2003.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL SEVEN

NOMINEES FOR DIRECTOR.

PROPOSAL 2: RATIFY APPOINTMENT OF INDEPENDENT AUDITORS FOR 2008

We are asking you to ratify the Board’s appointment of Cross, Fernandez & Riley, LLP, independent registered public accountants, as our independent auditors for fiscal year 2008. The Audit Committee recommended the selection of Cross, Fernandez & Riley, LLP to the Board. Cross, Fernandez & Riley, LLP has served as our independent auditors since October 2001.

Representatives of Cross, Fernandez & Riley, LLP are expected to attend the annual meeting and be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF

CROSS, FERNANDEZ & RILEY, LLP AS THE INDEPENDENT AUDITORS FOR NEXXUS

LIGHTING.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Cross, Fernandez & Riley, LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006, and fees billed for other services rendered by Cross, Fernandez & Riley, LLP during those periods.

	2007	2006
Audit fees:[1]	$176,731	$125,631
Audit related fees:[2]	71,604	0
Tax fees:[3]	9,026	6,825
All other fees:	3,848	0

Total	$261,209	$132,456

(1)	Audit fees consisted principally of services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-KSB and review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-QSB filed during the years ended December 31, 2007 and 2006 and for review of other documents filed with the Securities and Exchange Commission during those fiscal years.

(2)

Audit related fees during the fiscal year ended December 31, 2007 consisted primarily of services related to due diligence in connection with mergers and acquisitions as well as audit and review of acquisition targets.

(3)	Tax fees consisted principally of corporate income tax compliance and reporting and global tax planning services for the years ended December 31, 2007 and 2006.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit and review work performed on the annual and quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, review of SEC filings, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent auditor’s tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. The Company generally doesn’t request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves independent auditor services within each category. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007:

•	The Audit Committee reviewed and discussed the audited financial statements with management;

•	The Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61; and

•

The Audit Committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board No 1., Independence Discussions with the Audit Committee) and discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Anthony Nicolosi

Fritz Zeck

Edgar Protiva

Anthony T. Castor III

Other Matters

Management does not know of any matters to be presented for action at the meeting other than the election of directors and the ratification of the independent auditors as further described in the Notice of Annual Meeting of Stockholders. However, if any other matters come before the Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read our SEC filings over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy documents at the SEC’s public reference room at Room 1580, 100 F Street, NE, Washington, D.C. 20549.

We are delivering our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 with this proxy statement, form of proxy and notice of annual meeting of stockholders. Upon request, we will provide copies of the exhibits to the Annual Report on Form 10-KSB at no additional cost. All requests for copies should be directed to our President and Chief Executive Officer at Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.

Information About Stockholder Proposals

Any stockholder who desires to present a proposal qualified for inclusion in our proxy materials relating to our 2009 Annual Meeting must forward the proposal to the Corporate Secretary at the address set forth below in time to arrive at our offices no later than December 30, 2008. This deadline will change in accordance with the rules and regulations promulgated by the Securities and Exchange Commission if the date of the 2009 Annual Meeting is 30 calendar days earlier or later than May 22, 2009. The notice provided by the stockholder must contain:

•	a complete and accurate description of the proposal;

•

a statement that the stockholder (or the stockholder’s legal representative) intends to attend the meeting and present the proposal and that the stockholder intends to hold of record securities entitled to vote at the meeting through the meeting date;

•	the stockholder’s name and address and the number of shares of our voting securities that the stockholder holds of record and beneficially as of the notice date; and

•	a complete and accurate description of any material interest of such stockholder in such proposal.

Stockholders who intend to present a proposal at the Company’s 2009 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than March 15, 2009.

All stockholder proposals are subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (regardless of whether included in the proxy materials), and applicable Delaware law.

If you wish to submit a stockholder proposal for the 2009 Annual Meeting of Stockholders or if you would like a copy of our Bylaws (without charge), please write to the Corporate Secretary, Nexxus Lighting, 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262.

Communications to the Board

Stockholders may communicate with the Nexxus Lighting Board of Directors by mailing a communication to the entire Board or to one or more individual directors, in care of the Corporate Secretary, Nexxus Lighting, Inc., 124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina 28262. All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communication is addressed.

By order of the Board of Directors,

Michael A. Bauer, President and Chief Executive Officer

April 29, 2008

NEXXUS LIGHTING, INC.

Proxy for 2008 Annual Meeting of Stockholders to be held on May 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Nexxus Lighting, Inc. hereby constitutes and appoints Michael A. Bauer, as attorney and proxy, with the full power to appoint a substitute, and hereby authorizes him to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Nexxus Lighting, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Nexxus Lighting, Inc. to be held Thursday, May 22, 2008, or at any and all adjournments or postponements thereof, with respect to the matters set forth on the reverse side and described in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 29, 2008.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

NEXXUS LIGHTING, INC.

May 22, 2008

Please date, sign, and mail

your proxy card back in the

envelope provided as soon

as possible.

i please detach along perforated line and mail in the envelope provided. i

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	To vote for election of the following nominees as directors to hold office for one-year terms or until their successors are elected and qualified.			2.	To ratify the appointment of Cross, Fernandez & Riley, LLP as independent auditors for 2008.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Brett M.	3.	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.
☐	WITHHOLD		Kingstone
	AUTHORITY OR	O	Edgar
	ALL NOMINEES		Protiva
		O	Brain
McCann
☐	FOR ALL EXCEPT	O	Anthony
	(See instructions below)		Nicolosi
		O O O	Michael A. Bauer Fritz Zeck Anthony T. Castor III		This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED, “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, AND THE PROXY HOLDER WILL VOTE ON ANY MATTER UNDER PROPOSAL NO. 3 IN HIS DISCRETION AND IN HIS BEST JUDGMENT.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareowner	Date:	Signature of Shareowner	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.